Exhibit 99.1

Asensus Surgical Announces Board Chair Transition

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)---- Oct. 4, 2021-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced that Paul LaViolette, who has served as the Company’s Board Chair since 2013, will step down as Chair in late October, and intends to leave the Board before the end of the year. Mr. LaViolette has informed the Board of his intention to leave the Asensus Board due to his other professional commitments. The Board intends to appoint David Milne, an existing Board member, as the Company’s Chair after Mr. LaViolette steps down. Mr. LaViolette will work closely with Mr. Milne to ensure a smooth transition of the Chair role.

“We are very excited that David has agreed to succeed Paul as Chair of our Board. David has a deep understanding of the Asensus business strategy and our potential to revolutionize digital surgery as well as an established track record of successfully leading growth initiatives within medical technology companies. I look forward to working closely with David moving forward,” said Anthony Fernando, Asensus Surgical President and CEO. “On behalf of the whole organization, I want to thank Paul for his thoughtful leadership. During his tenure as Chair, we became a public company, completed two strategic acquisitions and reset the strategic direction of the Company, culminating with our rebranding as Asensus Surgical. We greatly appreciate his guidance over the years and wish him the best of luck in his future endeavors.’’

“It has been a remarkable journey being a part of this organization over the last 8 years and I have valued my time spent on the board,” said Mr. LaViolette. “The company has evolved multiple times and is now in a position to revolutionize the way surgery is being performed. I’m confident the team will deliver on the promise of Performance-Guided Surgery through the continued development of Senhance. I wish David, Anthony, and the rest of the organization the best.”

Mr. Milne has been a board member since 2013. He currently operates a consulting practice, focusing on high growth companies in the medical device and healthcare industries. Previously he was a Managing Partner and led the medical technology practice for 13 years at SV Healthcare Ventures, a venture capital group with over $2.5 billion in assets under management. Before entering venture capital, Mr. Milne spent over 20 years as an operating executive in several medical technology companies including Boston Scientific, Becton Dickinson and SCIMED Life Systems. He has had a broad range of leadership positions in business development, marketing, product development and sales. David has been engaged with over 20 private and public company boards over his career including several in which he was a founding board member and/or a Chair of the Board. He currently advises several CEOs in industries focused on medical technology and data science. David has an MBA in Marketing from New York University and a BS in Biology from Rutgers University.

“I am honored to be named Chair of the Board at Asensus during this critical time in its market development and commercialization efforts,” said David Milne. “I have been highly engaged with the Company for many years and truly believe Asensus Surgical’s technology is very well placed to usher in a new era of digital surgery for surgeons, hospitals and patients.’’

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit™ (ISU™) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer, 858-354-8850

CG Life

kschaeffer@cglife.com